UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Definitive Proxy Statement
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Soliciting Material under §240.14a-12

Q2 Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Q2 HOLDINGS, INC.
SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2024

This Supplement provides updated information with respect to the Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) filed by Q2 Holdings, Inc. ("Q2") with the U.S. Securities and Exchange Commission (the "SEC”) on April 29, 2024 regarding Q2’s annual meeting of stockholders to be held on Tuesday, June 11, 2024 (the “Annual Meeting”).

Withdrawal of Nominee for Election as Director; Reduction in Number of Directors

As disclosed in a Current Report on Form 8-K filed with the SEC on May 10, 2024, on May 6, 2024, R.H. Seale, III provided notice to Q2 of his decision not to stand for re-election to the Board of Directors of Q2 (the "Board"). Mr. Seale is our founder, has served on our Board since our inception and currently serves as Executive Chairman of the Board and is a member of the Board’s Risk and Compliance Committee. Mr. Seale is expected to continue to serve in his respective roles through the expiration of his current term as a director, which expires at the Annual Meeting. Mr. Seale's decision to not stand for re-election was not the result of any disagreement with Q2 on any matter relating to Q2’s operations, policies or practices.

Due to his decision not to stand for re-election, Mr. Seale’s name has been withdrawn from nomination for re-election to the Board at the Annual Meeting. The Board has determined that it will not nominate a replacement director for election at the Annual Meeting and in connection with Mr. Seale’s decision not to stand for re-election, the Board approved a resolution to reduce the size of the Board effective as of the Annual Meeting to remove the vacancy created as a result of Mr. Seale’s decision.

The Board and Q2’s management wish to express their gratitude for Mr. Seale’s nearly 20 years of remarkable service to Q2. In recognition of his contributions, the Board has appointed Mr. Seale to the honorary position of Chairman Emeritus of Q2, effective following his departure from the Board.

Board of Directors Leadership Structure

On May 8, 2024, the Board appointed Matthew P. Flake as Chairman of the Board, upon the consideration and recommendation of the Nominating and Corporate Governance Committee of the Board. Q2’s Corporate Governance Guidelines do not mandate the separation of the offices of the Chair of the Board and the Chief Executive Officer, and the Board is given the flexibility to select its Chair and Q2’s Chief Executive Officer in the manner that it believes is in the best interests of Q2’s stockholders in light of the circumstances at the time. In making its determination to appoint Mr. Flake as Chairman, the Board reviewed a variety of factors, including stockholder policies, Q2’s strategic goals, the prevailing operating and governance environment, the skill set of the Board’s independent directors, the dynamics of the Board and the strengths and talents of Q2’s senior management. The Board also considered Mr. Flake’s long history with Q2 and his extensive experience in the financial services industry. The Board believes that combining the roles of Chairman and Chief Executive Officer enhances the Board’s oversight of our day-to-day operations and allows Mr. Flake to guide the Board in setting priorities for Q2, while maintaining responsibility for executing on our strategy as Chief Executive Officer.

As previously disclosed and consistent with the Board’s commitment to empowered and active independent board leadership and consistent with Q2’s Corporate Governance Guidelines, since December 11, 2013, the Board has designated a non-executive-officer, independent director as Lead Independent Director, currently Jeffrey T. Diehl, which structure will remain in place with Mr. Flake as Chairman. The Board believes that combining the roles of Chairman and Chief Executive Officer, while maintaining a Lead Independent Director, enhances the Board’s oversight of our day-to-day operations and allows Mr. Flake to guide the Board in setting priorities for Q2, while having an independent director work with Mr. Flake to set the agenda for the Board, coordinate the activities of the other non-executive officer directors and to perform any other duties and responsibilities that the Board may determine as described in further detail in the Proxy Statement. Consistent with our existing director compensation policy, as an executive officer of the Company, Mr. Flake does not receive compensation related to his role as a member of the Board and will not be receiving the Chair compensation previously provided to Mr. Seale (who was a non-executive-officer director eligible to receive compensation under the director compensation policy).

Voting Matters

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote.

The seven remaining nominees for election to the Board are named in the Proxy Statement. Notwithstanding Mr. Seale’s withdrawal, the proxy card included with the Proxy Statement remains valid, and no new proxy cards will be distributed. All proxy cards and voting instructions returned by stockholders will be voted at the Annual Meeting unless revoked, except that any votes cast with respect to Mr. Seale will be disregarded because he is no longer standing for re-election. If you have not yet returned your proxy card or submitted your voting instructions, please complete the proxy card or submit voting instructions so that your vote will be counted at the Annual Meeting.

None of the other proposals set forth in the Proxy Statement, or votes cast thereon, are affected by this Supplement. Information regarding how to vote your shares, or change your vote, is available in the Proxy Statement. The Proxy Statement and this Supplement are available on the investor relations section of our website at http://investors.q2.com.

This Supplement is being made available on or about May 10, 2024.